Exhibit 99.2

EveryWare Global, Inc. Announces Pricing of Secondary Offering of 1,750,000 Shares of Common Stock by Selling Stockholders

LANCASTER, OHIO—On September 13, 2013, EveryWare Global, Inc. (Nasdaq: EVRY), announced that certain of its stockholders have priced a secondary offering of 1,750,000 shares of its common stock at a price to the public of $11.50 per share. The selling stockholders have granted the underwriters an option to purchase up to an additional 262,500 shares of common stock from the selling stockholders at the secondary offering price to cover over-allotments, if any.

The selling stockholders will receive all of the proceeds from this offering. No shares are being sold by the Company.

Oppenheimer & Co. Inc. is the sole bookrunning manager for the offering, and CJS Securities, Inc.; Telsey Advisory Group LLC; Imperial Capital, LLC; and BTIG, LLC are the co-managers.

The offering is being made only by means of a prospectus. A copy of the base prospectus supplement relating to the offering may be obtained by contacting: Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY, 10004, by telephone at 212-667-8563, or by email at EquityProspectus@opco.com.

A shelf registration statement relating to the offering was declared effective on September 9, 2013 by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EveryWare Global, Inc.

EveryWare (Nasdaq: EVRY) is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico, Latin America, Europe and Asia.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com